Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Second Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, July 22, 2011 - Bank of the Carolinas Corporation (Nasdaq: BCAR) today reported financial results for the three- and six-month periods ended June 30, 2011.

For the three-month period ended June 30, 2011, the Company reported a net loss available to common shareholders of $9.9 million as compared to a net loss of $3.4 million for the first quarter of 2011 and a net loss of $415,000 for the second quarter of 2010. The net loss per diluted common share was $2.53 for the second quarter of 2011 compared with a net loss per share of $0.88 for the first quarter of 2011 and a net loss per share of $0.11 for the second quarter of 2010.

Second quarter results were significantly impacted by increased provisions for loan losses and by valuation provisions related to foreclosed real estate. The continued decline in real estate values related to non-performing collateral dependent loans led to the provision for loan losses increasing to $6.6 million in the second quarter of 2011 as compared to $2.3 million in the first quarter of 2011 and $1.1 million in the second quarter a year ago. Additionally, the Company did an extensive revaluation of its foreclosed real estate resulting in valuation provisions of $2.4 million in the second quarter of 2011. Also during the second quarter, the Company took a $273,000 charge in connection with the prepayment of a $10.0 million long-term borrowing as part of a balance sheet restructuring that will be accretive to the Company’s capital ratios, earnings, and net interest margin on a prospective basis starting in the third quarter.

For the six-month period ended June 30, 2011, the Company reported a net loss available to common shareholders of $13.3 million or $3.41 per common share, compared to a net loss of $877,000 or $0.23 per common share for the six month period of 2010.

The Company’s net interest margin was 2.69% in the second quarter of 2011. Excluding the one-time prepayment charge on the long-term borrowing referenced above, the net interest margin would have been 2.92% for the second quarter, down slightly from 3.02% in the previous quarter of 2011 and down from 3.39% in the second quarter in 2010.

Noninterest expense year to date, excluding the costs related to foreclosed real estate, only increased 1.1% in 2011 versus 2010 and for the three month periods increased 7.4% in the second quarter of 2011 versus 2010. The increase quarter over quarter was mainly driven by increased FDIC premiums and costs related to the Company’s compliance with the regulatory consent order put in place in the second quarter.

As of June 30, 2011, the Company’s nonperforming assets decreased to $33.1 million and amounted to 6.35% of total assets as compared to $37.2 million or 6.93% of total assets as of the previous sequential quarter-end and compared to $20.8 million, or 3.86% of total assets as of June 30, 2010. The allowance for loan losses was 1.93% of total loans as of June 30, 2011. Net loan charge-offs amounted to $8.2 million for the second quarter of 2011, an increase from $894,000 in the first quarter of 2011 and $957,000 in the second quarter of 2010.

Total assets at June 30, 2011 amounted to $521.0 million, a decrease of 3.5% when compared to $539.9 million as of June 30, 2010. Loans totaled $345.6 million at June 30, 2011, a decline of 6.3% from a year earlier, and deposits increased 2.9% over the prior year to $426.1 million.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 5.95% and 7.92% respectively, while its total capital to risk-weighted assets ratio was 9.17% as of June 30, 2011.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Eric E. Rhodes

Executive Vice President and Chief Financial Officer

Bank of the Carolinas Corporation

(336) 998-1799 x 2231

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	June 30,
	2011	2010
Assets:
Cash and due from banks, noninterest-bearing	$10,172	$3,467
Temporary investments	12,431	7,462
Investment securities	118,534	121,916
Loans	345,617	368,843
Less, allowance for loan losses	(6,685)	(7,180)

Total loans, net	338,932	361,663
Premises and equipment, net	12,681	13,496
Other real estate owned	6,066	9,181
Bank owned life insurance	10,549	10,189
Other assets	11,678	12,482

Total Assets	$521,043	$539,856

Liabilities:
Noninterest bearing demand deposits	$38,176	$37,581
Interest-checking deposits	37,139	34,765
Savings and money market deposits	107,717	141,834
Time deposits	243,066	199,807

Total deposits	426,098	413,987
Securities sold under repurchase agreements	45,710	45,755
Federal Home Loan Bank advances	10,000	25,000
Subordinated debt	7,855	7,855
Other liabilities	2,235	1,797

Total Liabilities	491,898	494,394

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(856)	(1,121)
Common stock, $5 par value per share	19,486	19,486
Additional paid-in capital	12,983	12,990
Retained earnings (loss)	(16,571)	(576)
Accumulated other comprehensive income	924	1,504

Total Shareholders’ Equity	29,145	45,462

Total Liabilities and Shareholders’ Equity	$521,043	$539,856

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,897,174

Book value per common share	$4.10	$8.28

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Interest income
Interest and fees on loans	$4,489	$5,324	$9,139	$10,707
Interest on securities	845	851	1,599	1,785
Other interest income	15	16	26	33

Total interest income	5,349	6,191	10,764	12,525

Interest expense
Interest on deposits	1,176	1,209	2,330	2,658
Interest on borrowed funds	891	684	1,504	1,356

Total interest expense	2,067	1,893	3,834	4,014

Net interest income	3,282	4,298	6,930	8,511
Provision for loan losses	6,572	1,086	8,917	2,002

Net interest income after provision for loan losses	(3,290)	3,212	(1,987)	6,509

Noninterest income
Customer service fees	328	330	633	645
Increase in value of banked owned life insurance	89	90	178	179
Gains on investment securities	6	94	6	190
Other income (loss)	2	(2)	10	1

Total noninterest income	425	512	827	1,015

Noninterest expense
Salaries and benefits	1,604	1,799	3,190	3,714
Occupancy and equipment	527	533	1,069	1,128
FDIC insurance assessments	334	263	604	562
Data processing expense	224	191	436	397
Valuation provisions and net operating costs associated with foreclosed real estate	2,747	343	2,997	712
Other	1,323	952	2,386	1,803

Total noninterest expenses	6,759	4,081	10,682	8,316

Loss before income taxes	(9,624)	(357)	(11,842)	(792)
Provision for income taxes	—	(169)	996	(369)

Net loss	$(9,624)	$(188)	$(12,838)	$(423)
Dividends and accretion on preferred stock	(232)	(227)	(464)	(454)

Net loss available to common shareholders	$(9,856)	$(415)	$(13,302)	$(877)

Loss per common share:
Basic	$(2.53)	$(0.11)	$(3.41)	$(0.23)
Diluted	$(2.53)	$(0.11)	$(3.41)	$(0.23)

Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,897,174	3,897,174	3,897,174
Diluted	3,897,174	3,897,174	3,897,174	3,897,174

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the six months ended June 30
	2011	2010	Change*
Average balance sheet data
Average loans	$359,073	$379,172	(5.30)%
Average earning assets	489,116	523,961	(6.65)
Average total assets	539,518	570,948	(5.50)
Average common shareholders’ equity	25,818	32,387	(20.28)
Average total shareholders’ equity	38,997	45,566	(14.42)

Period-end balance sheet data:
Total loans	$345,617	$368,843	(6.30)%
Allowance for loan losses	(6,685)	(7,180)	(6.89)
Total assets	521,043	539,856	(3.48)
Total deposits	426,098	413,987	2.93
Total common shareholders’ equity	15,966	32,283	(50.54)
Total shareholders’ equity	29,145	45,462	(35.89)

Asset quality indicators
Net loan charge-offs	$9,095	$2,989	204.23%
Total nonperforming loans	27,032	11,642	132.21
Total nonperforming assets	33,098	20,822	58.96

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	5.11%	1.59%	352	BP
Nonperforming loans to total loans	7.82	3.16	467
Nonperforming assets to total assets	6.35	3.86	250
Nonperforming assets to loan-related assets	9.41	5.51	390
Allowance for loan losses to total loans	1.93	1.95	(1)

Financial ratios
Return on average assets **	(4.80)%	(0.15)%	(465)	BP
Return on average common shareholders’ equity **	(103.90)	(5.46)	(9,844)
Net interest margin **	2.86	3.28	(42)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(3.41)	$(0.23)	(1,382.61)%
Diluted earnings (loss) per common share	(3.41)	(0.23)	(1,382.61)
Book value per common share	4.10	8.28	(50.54)

*	bps denotes basis points.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended June 30
	2011	2010	Change*
Average balance sheet data
Average loans	$353,685	$372,571	(5.07)%
Average earning assets	488,919	508,996	(3.94)
Average total assets	538,516	555,762	(3.10)
Average common shareholders’ equity	23,075	32,376	(28.73)
Average total shareholders’ equity	36,254	45,555	(20.42)

Asset quality indicators
Net loan charge-offs	$8,200	$957	757.26%

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	9.30%	1.03%	827	BP

Financial ratios
Return on average assets **	(7.17)%	(0.14)%	(703)	BP
Return on average common shareholders’ equity **	(171.32)	(5.14)	(16,618)
Net interest margin **	2.69	3.39	(70)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(2.53)	$(0.11)	(2,200.00)%
Diluted earnings (loss) per common share	(2.53)	(0.11)	(2,200.00)
Book value per common share	4.10	8.28	(50.54)

*	bps denotes basis points.
**	ratio annualized.